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                                                                     EXHIBIT 2.7


                                MERGER AGREEMENT


                                     AMONG


                            3TEC ENERGY CORPORATION,


                          3NEX ACQUISITION CORPORATION


                                      AND

                           ENEX RESOURCES CORPORATION


                                OCTOBER 25, 2001
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                               TABLE OF CONTENTS

1.   Definitions..........................................................   1

2.   Basic Transaction....................................................   3
        (a)  The Merger...................................................   3
        (b)  The Closing..................................................   3
        (c)  Actions at the Closing.......................................   3
        (d)  Effect of Merger.............................................   4
        (e)  Procedure for Payment........................................   5
        (f)  Closing of Transfer Records..................................   6

3.   Representations and Warranties of the Target.........................   6
        (a)  Organization, Qualification,
              and Corporate Power.........................................   6
        (b)  Capitalization...............................................   6
        (c)  Authorization of Transaction.................................   6
        (d)  Noncontravention.............................................   6
        (e)  Filings with the SEC.........................................   7
        (f)  Financial Statements.........................................   7
        (g)  Events Subsequent to Most Recent Fiscal Quarter End..........   7
        (h)  Undisclosed Liabilities......................................   7
        (i)  Brokers' Fees................................................   8
        (j)  Disclosure...................................................   8

4.   Representations and Warranties of the Buyer and the Transitory
      Subsidiary..........................................................   8
        (a)  Organization.................................................   8
        (b)  Authorization of Transaction.................................   8
        (c)  Noncontravention.............................................   8
        (d)  Brokers' Fees................................................   8
5.   Covenants............................................................   9
        (a)  General......................................................   9
        (b)  Notices and Consents.........................................   9
        (c)  Regulatory Matters and Approvals.............................   9
        (d)  Fairness Opinion.............................................   9
        (e)  Operation of Business........................................  10
        (f)  Full Access..................................................  10
        (g)  Notice of Developments.......................................  10
        (h)  Exclusivity..................................................  11
        (i)  Insurance and Indemnification................................  11

6.   Conditions to Obligation to Close....................................  11
        (a)  Conditions to Obligation of the Buyer and the Transitory
              Subsidiary..................................................  11
        (b)  Conditions to Obligation of the Target.......................  12
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7.   Termination..........................................................  13
        (a)  Termination of Agreement.....................................  13
        (b)  Effect of Termination........................................  14
8.   Miscellaneous........................................................  14
        (a)  Survival.....................................................  14
        (b)  Press Releases and Public Announcements......................  14
        (c)  No Third-Party Beneficiaries.................................  14
        (d)  Entire Agreement.............................................  14
        (e)  Succession and Assignment....................................  14
        (f)  Counterparts.................................................  15
        (g)  Headings.....................................................  15
        (h)  Notices......................................................  15
        (i)  Governing Law................................................  16
        (j)  Amendments and Waivers.......................................  16
        (k)  Severability.................................................  16
        (l)  Expenses.....................................................  16
        (m)  Construction.................................................  16
        (n)  Incorporation of Exhibits and Schedules......................  16

Exhibit A--Certificate of Merger
Disclosure Schedule--Exceptions to Representations and Warranties
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                                MERGER AGREEMENT

          This Merger Agreement (the "Agreement") is made and entered into as of October 25, 2001, by and among 3TEC Energy Corporation, a Delaware corporation (the "Buyer"), 3NEX Acquisition Corporation, a Delaware corporation and a wholly-owned Subsidiary of the Buyer (the "Transitory Subsidiary"), and Enex Resources Corporation, a Delaware corporation (the "Target"). The Buyer, the Transitory Subsidiary, and the Target are referred to collectively herein as the "Parties."

          This Agreement contemplates a transaction in which the Buyer will acquire all of the outstanding capital stock of the Target for cash through a reverse subsidiary merger of the Transitory Subsidiary with and into the Target.

          Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

          1. Definitions.

             "Buyer" has the meaning set forth in the preface above.

             "Buyer-owned Share" means any Target Share that the Buyer or the Transitory Subsidiary owns beneficially.

             "Certificate of Merger" has the meaning set forth in Section 2(c) below.

             "Closing" has the meaning set forth in Section 2(b) below.

             "Closing Date" has the meaning set forth in Section2(b) below.

             "Common Stock" means the issued and outstanding shares of Target common stock, $.05 par value.

             "Confidential Information" means any information concerning the business and affairs of the Target that is not already generally available to the public.

             "Definitive Information Statement" means the definitive information statement relating to the Special Meeting.

             "Definitive Information Statement Materials" means the definitive information statement materials relating to the Special Meeting.

             "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

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             "Disclosure Schedule" has the meaning set forth in Section 3 below.

             "Dissenting Share" means any Target Share which any stockholder who or which has exercised his or its appraisal rights under the Delaware General Corporation Law holds of record.

             "Effective Time" has the meaning set forth in Section 2(d)(i) below.

             "Fairness Opinion" has the meaning set forth in Section 5(d) below.

             "GAAP" means United States generally accepted accounting principles as in effect from time to time.

             "Knowledge" means actual knowledge after reasonable investigation.

             "Merger" has the meaning set forth in Section 2(a) below.

             "Merger Consideration" has the meaning set forth in Section 2(d)(v) below.

             "Most Recent Fiscal Quarter End" has the meaning set forth in
Section 3(f) below.

             "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

             "Parties" has the meaning set forth in the preface above.

             "Paying Agent" has the meaning set forth in Section 2(e)(i) below.

             "Payment Fund" has the meaning set forth in Section 2(e)(i) below.

             "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

             "Public Reports" has the meaning set forth in Section 3(e) below.

             "Requisite Stockholder Approval" means the affirmative vote of two-thirds of the holders of the Target Shares in favor of this Agreement and the Merger.

             "SEC" means the Securities and Exchange Commission.

             "Securities Act" means the Securities Act of 1933, as amended.

             "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

             "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other

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security interest, other than (a) mechanic's, materialman's, and similar liens,
(b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

             "Special Meeting" has the meaning set forth in Section 5(c)(ii) below.

             "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

             "Surviving Corporation" has the meaning set forth in Section 2(a) below.

             "Target" has the meaning set forth in the preface above.

             "Target Share" means any share of the Common Stock.

             "Target Stockholder" means any Person who or which holds any Target Shares.

             "Transitory Subsidiary" has the meaning set forth in the preface above.


             2. Basic Transaction.

             (a) The Merger. On and subject to the terms and conditions of this Agreement, the Transitory Subsidiary will merge with and into the Target (the "Merger") at the Effective Time. The Target shall be the corporation surviving the Merger (the "Surviving Corporation").

             (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Buyer in Houston, Texas, commencing at 10:00 a.m. local time on October 25, 2001 or such other date as the Parties may mutually determine (the "Closing Date").

             (c) Actions at the Closing. At the Closing, (i) the Target will deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments, and documents referred to in Section 6(a) below, (ii) the Buyer and the Transitory Subsidiary will deliver to the Target the various certificates, instruments, and documents referred to in Section 6(b) below, (iii) the Target and the Transitory Subsidiary will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger"), and (iv) the Buyer will cause the Surviving Corporation to deliver the Payment Fund to the Paying Agent in the manner provided below in this Section 2.

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     (d) Effect of Merger.

             (i) General. The Merger shall become effective at the time (the "Effective Time") the Target and the Transitory Subsidiary file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Target or the Transitory Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

             (ii) Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Target immediately prior to the Effective Time.

             (iii) Bylaws. The Bylaws of the Surviving Corporation shall be the Bylaws of the Target immediately prior to the Effective Time.

             (iv) Directors and Officers. The directors and officers of the Surviving Corporation shall be the directors and officers of the Target at and as of the Effective Time (retaining their respective positions and terms of office).

             (v) Conversion of Target Shares. At and as of the Effective Time,
     (A) each Target Share (other than any Dissenting Share or Buyer-owned Share) shall be converted into the right to receive an amount (the "Merger Consideration") equal to $14.00 in cash (without interest), (B) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Delaware General Corporation Law, and (C) each Buyer-owned Share shall be cancelled; provided, however, that the Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Target Shares outstanding. No Target Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section2(d)(v) after the Effective Time.


             (vi) Conversion of Capital Stock of the Transitory Subsidiary. At and as of the Effective Time, each share of common stock, $.05 par value per share, of the Transitory Subsidiary shall be converted into one share of common stock, $.05 par value per share, of the Surviving Corporation.

     (e) Procedure for Payment.

             (i) Immediately after the Effective Time, (A) the Buyer will cause the Surviving Corporation to furnish to Bank One, N.A. (the "Paying Agent") a corpus (the "Payment Fund") consisting of cash sufficient in the aggregate for the Paying Agent to make full payment of the Merger Consideration to the holders of all of the outstanding Target Shares (other than any Dissenting Shares and Buyer-owned Shares) and (B) the Buyer

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     will cause the Paying Agent to mail to each record holder of outstanding
     Target Shares (other than any Dissenting Shares or Buyer-owned Shares) a letter of transmittal along with instructions for using such letter of transmittal to surrender the stock certificates representing such Target Shares. The letter of transmittal (or the instructions thereto) shall specify that delivery will be effected and risk of loss and title to such Target Shares will pass to the Paying Agent only upon proper delivery of such Target Shares' stock certificates to the Paying Agent. The letter of transmittal shall be in such form and have such other provisions as the Buyer may reasonably specify. No interest will accrue or be paid to the holder of any outstanding Target Shares.

               (ii) Pending payment of the Payment Fund to holders of the Target Shares (other than any Dissenting Shares or Buyer-owned Shares), such funds shall be held and invested by the Paying Agent as the Buyer directs. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or the Buyer, as the Buyer directs. Such investments shall be in obligations of or guaranteed by the United States of America or any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposits or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $100 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise); provided, however, that no loss on any investment made pursuant to this Section 2(e)(ii) shall relieve the Buyer or the Surviving Corporation of its obligation to pay the Merger Consideration. The Buyer will promptly replace an monies lost through any investment made pursuant to this Section 2(e)(ii).

               (iii) The Buyer may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Payment Fund (including any earnings thereon) remaining ninety (90) days after the Effective Time, and thereafter all former stockholders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat, and other similar laws) as general creditors thereof with respect to the cash payable upon surrender of their certificates.

               (iv) The Buyer shall pay or shall cause the Surviving Corporation to pay all charges and expenses of the Paying Agent.


          (f) Closing of Transfer Records. After the close of business on the Closing Date, transfers of Target Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

          3. Representations and Warranties of the Target. The Target represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the

                                       5
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Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

          (a) Organization, Qualification, and Corporate Power. The Target is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. The Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the financial condition of the Target taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. The Target has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

          (b) Capitalization. The authorized capital stock of the Target consists of (i) 10,000,000 shares of Common Stock and (ii) 5,000,000 shares of preferred stock with $.01 par value ("Preferred Stock"). As of the date hereof, 1,342,672 shares of Common Stock are issued and outstanding, 462,240 shares of Common Stock are held in treasury, and there are no shares of Preferred Stock issued and outstanding. All of the issued and outstanding Target Shares have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target.

          (c) Authorization of Transaction. The Target has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that the Target cannot consummate the Merger unless and until it receives the Requisite Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of the Target, enforceable in accordance with its terms and conditions.

          (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Target is subject or any provision of the certificate of incorporation or bylaws of the Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). To the Knowledge of any director or officer of the Target, and other than in connection with the provisions of the Delaware General Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, the Target does not need to give

                                       6
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any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

          (e) Filings with the SEC. The Target has made all filings with the SEC that it has been required to make within the past three (3) years under the Securities Act and the Securities Exchange Act (collectively the "Public Reports"). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Target has delivered to the Buyer a correct and complete copy of each Public Report (together with all exhibits and schedules thereto and as amended to date).

          (f) Financial Statements. The Target has filed Quarterly Reports on Form 10-QSB for the fiscal quarters ended June 30, 2001 (the "Most Recent Fiscal Quarter End") and March 31, 2001, and an Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Target as of the indicated dates and the results of operations of the Target for the indicated periods; provided, however, that the interim statements are subject to normal year-end adjustments.

          (g) Events Subsequent to Most Recent Fiscal Quarter End. Since the Most Recent Fiscal Quarter End, there has not been any material adverse change in the financial condition of the Target taken as a whole.

          (h) Undisclosed Liabilities. The Target does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for
(i) liabilities set forth on the face of the balance sheet dated as of the Most Recent Fiscal Quarter End (rather than in any notes thereto) and (ii) liabilities which have arisen after the Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

          (i) Brokers' Fees. The Target does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          (j) Disclosure. The Definitive Information Statement Materials will comply with the Securities Exchange Act in all material respects. The Definitive Information Statement Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that the Target makes no representation or

                                       7
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warranty with respect to any information that the Buyer and the Transitory
Subsidiary will supply specifically for use in the Definitive Information Statement Materials.

          4. Representations and Warranties of the Buyer and the Transitory Subsidiary. Each of the Buyer and the Transitory Subsidiary represents and warrants to the Target that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

          (a) Organization. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

          (b) Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable in accordance with its terms and conditions.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either the Buyer or the Transitory Subsidiary is subject or any provision of the certificate of incorporation or bylaws of either the Buyer or the Transitory Subsidiary or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either the Buyer or the Transitory Subsidiary is a party or by which it is bound or to which any of its assets is subject. Other than in connection with the provisions of the Delaware General Corporation Law, the Securities Exchange Act, the Securities Act, Nasdaq, and the state securities laws, neither the Buyer nor the Transitory Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

          (d) Brokers' Fees. Neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Target could become liable or obligated.

          5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

          (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

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          (b) Notices and Consents. The Target will give any notices to third parties, and will use its reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 3(d) above.

          (c) Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(d) and Section 4(d) above. Without limiting the generality of the foregoing:

               (i) Securities Act, Securities Exchange Act, and State Securities Laws. The Target will prepare and file with the SEC preliminary information statement materials under the Securities Exchange Act relating to the Special Meeting. The Target will use its reasonable best efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable. The Buyer will provide the Target with whatever information and assistance in connection with the foregoing filings that the Target reasonably may request.

               (ii) Delaware General Corporation Law. The Target will call a special meeting of its stockholders (the "Special Meeting"), as soon as reasonably practicable in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Delaware General Corporation Law. The Target will mail the Definitive Information Statement to its stockholders as soon as reasonably practicable. The Definitive Information Statement will contain the affirmative recommendation of the board of directors of the Target in favor of the adoption of this Agreement and the approval of the Merger; provided, however, that no director or officer of the Target shall be required to violate any fiduciary duty or other requirement imposed by law in connection therewith.

          (d) Fairness Opinion. The Target will deliver to the Buyer and the Transitory Subsidiary on or before the date the Definitive Information Statement is mailed to the Target Stockholders an opinion of Sanders Morris Harris as to the fairness of the Merger to the Target Stockholders from a financial point of view (the "Fairness Opinion"). The Fairness Opinion shall be reasonably satisfactory to the Buyer and the Transitory Subsidiary in form and substance.

          (e) Operation of Business. The Target will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

               (i) the Target will not authorize or effect any change in its certificate of incorporation or bylaws;

               (ii) the Target will not grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights

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     currently outstanding);

               (iii) the Target will not declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

               (iv) the Target will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

               (v) the Target will not impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

               (vi) the Target will not make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

               (vii) the Target will not make any change in employment terms for any of its directors, officers, or employees outside the Ordinary Course of Business; and

               (viii) the Target will not commit to any of the foregoing.

          (f) Full Access. The Target will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Target. Each of the Buyer and the Transitory Subsidiary will treat and hold as such any Confidential Information it receives from the Target in the course of the reviews contemplated by this Section 5(f), and will not use any of the Confidential Information except in connection with this Agreement.

          (g) Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(g), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

          (h) Exclusivity. The Target will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of the Target (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that the Target and its directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require.

         (i) Insurance and Indemnification.

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               (i) The Buyer will provide each individual who served as a director or officer of the Target at any time prior to the Effective Time with liability insurance for a period of five (5) years after the Effective Time no less favorable in coverage and amount than any applicable insurance in effect immediately prior to the Effective Time.

               (ii) The Buyer will not take any action to alter or impair any exculpatory or indemnification provisions now existing in the certificate of incorporation or bylaws of the Target for the benefit of any individual who served as a director or officer of the Target at any time prior to the Effective Time.

               (iii) The Buyer will indemnify each individual who served as a director or officer of the Target at any time prior to the Effective Time from and against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including all court costs and reasonable attorneys' fees and expenses, resulting from, arising out of, relating to, in the nature of, or caused by this Agreement or any of the transactions contemplated herein.

     6. Conditions to Obligation to Close.

          (a) Conditions to Obligation of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

               (ii) the Target shall have procured all of the third party consents specified in Section 5(b) above;

               (iii) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

               (iv) the Target shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (v) there shall not be any judgment, order, decree, stipulation, injunction, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

               (vi) the Target shall have delivered to the Buyer and the Transitory Subsidiary a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(v) is satisfied in all respects;

               (vii) the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(d) and Section 4(d) above; and

               (viii) all actions to be taken by the Target in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer and the Transitory Subsidiary.

The Buyer and the Transitory Subsidiary may waive any condition specified in this Section 6(a) if they execute a writing so stating at or prior to the Closing.

          (b) Conditions to Obligation of the Target. The obligation of the Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

               (ii) each of the Buyer and the Transitory Subsidiary shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (iii) there shall not be any judgment, order, decree, stipulation, injunction, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

               (iv) each of the Buyer and the Transitory Subsidiary shall have delivered to the Target a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

               (v) this Agreement and the Merger shall have received the Requisite Stockholder Approval; and

               (vi) all actions to be taken by the Buyer and the Transitory Subsidiary in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Target.

The Target may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

     7. Termination.

          (a) Termination of Agreement. Any of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

               (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

               (ii) the Buyer and the Transitory Subsidiary may terminate this Agreement by giving written notice to the Target at any time prior to the Effective Time (A) in the event the Target has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer or the Transitory Subsidiary has notified the Target of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 2001, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from the Buyer or the Transitory Subsidiary breaching any representation, warranty, or covenant contained in this Agreement);

               (iii) the Target may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary at any time prior to the Effective Time (A) in the event the Buyer or the Transitory Subsidiary has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Target has notified the Buyer and the Transitory Subsidiary of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or
     (B) if the Closing shall not have occurred on or before December 31, 2001, by reason of the failure of any condition precedent under Section6(b) hereof (unless the failure results primarily from the Target breaching any representation, warranty, or covenant contained in this Agreement);

               (iv) the Target may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary at any time prior to the Effective Time in the event the Target's board of directors concludes that termination would be in the best interests of the Target and its stockholders;

               (v) any Party may terminate this Agreement by giving written notice to the other Parties at any time prior to the Effective Time in the event the Fairness Opinion is withdrawn; or

               (vi) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Special Meeting in the event this Agreement and the Merger fail to receive the Requisite Stockholder Approval.

          (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(f) above shall survive any such termination.

          8. Miscellaneous.

          (a) Survival. None of the representations, warranties, and covenants of the Parties (other than the provisions in Section 2 above concerning payment of the Merger Consideration and the provisions in Section 5(i) above concerning insurance and indemnification) will survive the Effective Time.

          (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

          (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in
Section 2 above concerning payment of the Merger Consideration are intended for the benefit of the Target Stockholders and (ii) the provisions in Section 5(i) above concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective heirs and legal representatives.

          (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

          (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

          (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

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

     If to the Target:

     Enex Resources Corporation
     700 Milam Street
     Suite 1100
     Houston, Texas  77002
     Attn:  Floyd C. Wilson

     If to the Buyer:

     3TEC Energy Corporation
     700 Milam Street
     Suite 1100
     Houston, Texas  77002
     Attn:  Floyd C. Wilson

     If to the Transitory Subsidiary:

     3NEX Acquisition Corporation
     700 Milam Street
     Suite 1100
     Houston, Texas  77002
     Attn:  Floyd C. Wilson

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

          (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

          (j) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (l) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

          (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

          (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

"Buyer"

3TEC ENERGY CORPORATION


By:    /s/ Floyd C. Wilson
Name:  Floyd C. Wilson
Title: _________________________

"Target"

ENEX RESOURCES CORPORATION

By:    /s/ Floyd C. Wilson
Name:  Floyd C. Wilson
Title: _________________________

"Transitory Subsidiary"

3NEX ACQUISITION CORPORATION


By:    /s/ Floyd C. Wilson
Name:  Floyd C. Wilson
Title: _________________________

                                    EXHIBITS

Exhibit A-Certificate of Merger

Disclosure Schedule-Exceptions to Representations and Warranties

                                       18